Exhibit 11.2

CHF CPA & Co.

Unit F, 6/F, Boton Technology Innovation Tower, 368 Kwun Tong Road, Kwun Tong, Hong Kong

CONSENT OF INDEPENDENT AUDITOR

CHF CPA & Co. hereby grants Mak Don Don Inc. permission to use our Independent Auditor’s Report dated September 29, 2025 relating to the balance sheet of Mak Don Don Inc. as of July 31, 2025, and the related statements of income and comprehensive income, stockholders’ equity, and cash flows for the period from June 27, 2025 to then ended, and the related notes to the financial statements for its Regulation A offering.

CHF CPA & Co.

Hong Kong

September 29, 2025